UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 11, 2019
Gulf Island Fabrication, Inc.
(Exact name of registrant as specified in its charter)

Louisiana	001-34279	72-1147390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16225 Park Ten Place, Suite 300
Houston, Texas 77084
 (Address of principal executive offices)(Zip Code)
(713) 714-6100
(Registrant's telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value per share	GIFI	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).
Emerging growth company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c), (d) and (e) On November 11, 2019, the Board of Directors of Gulf Island Fabrication, Inc. (the “Company”) approved the appointment of Richard W. Heo, age 49, as its new President and Chief Executive Officer, effective November 14, 2019 (the “Effective Date”). In addition, as of the Effective Date, Mr. Heo was appointed to serve as a member of the Company’s Board of Directors. Mr. Heo will serve as a Class III Director, with a term expiring at the Company’s 2021 annual meeting of shareholders.

Richard brings over 20 years of engineering, procurement, fabrication and construction industry experience to the Company. Since October 2, 2019, Mr. Heo has been providing consulting services to the Company. Prior to that, he served as Senior Vice President of North, Central and South America for McDermott International, Inc. Richard previously served as Executive Vice President of Fabrication Services for Chicago Bridge & Iron N.V. (“CB&I”) and President of CB&I’s Engineered Products business unit. Prior to joining CB&I, he served in various senior leadership positions at KBR, Inc. Richard holds an MBA from Tulane University, a PhD in Organic Chemistry from the University of Houston and a BS in Biochemistry from Trinity University.

There is no arrangement or understanding between Mr. Heo and any other person pursuant to which he was selected as a director. There are no transactions reportable pursuant to Item 404(a) of Regulation S-K in connection with Mr. Heo’s appointment as an executive officer or director of the Company.

Mr. Heo’s annual base salary will be $487,000. Mr. Heo will also participate in the Company’s annual incentive plan for executives beginning in 2020, with a target incentive award of 100% of his annual base salary, and he will participate in the Company’s long-term incentive plan for executives beginning in 2020. Mr. Heo will also receive an initial grant of 100,000 restricted stock units on November 14, 2019, which will vest in three equal annual installments provided he remains employed with the Company. In addition, Mr. Heo will also participate in the Company’s other benefit programs generally available to the Company’s executive officers.

In connection with his appointment, the Company will enter into a Change of Control Agreement with Mr. Heo (the “COC Agreement”), in substantially the same form as is in place with the Company’s other executive officers. The COC Agreement expires February 28, 2021, and entitles Mr. Heo to receive additional benefits in the event of a termination of employment without cause or with good reason within 18 months following a change of control of the Company during the term. Specifically, Mr. Heo will receive a lump-sum cash payment equal to the sum of his prorated bonus plus one and one-half times the sum of (a) Mr. Heo’s annual base salary in effect at the time of termination and (b) the greater of his target bonus for the year of termination or the highest annual bonus awarded to Mr. Heo during the three fiscal years immediately preceding the termination date. The Company shall continue to provide Mr. Heo with insurance and welfare benefits at its expense until the earlier of (a) December 31 of the first calendar year following the calendar year of the termination or (b) the date that Mr. Heo accepts new employment. If any part of the payments or benefits received in connection with a termination following a change of control constitutes an excess parachute payment under Section 4999 of the Internal Revenue Code, Mr. Heo will receive the greater of (1) the amount of such payments and benefits reduced so that none of the amount constitutes an excess parachute payment, net of income taxes, or (2) the amount of such payments and benefits, net of income taxes and net of excise taxes under Section 4999 of the Internal Revenue Code.

The foregoing summary of the COC Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the COC Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2019. In addition, the foregoing summary of the restricted stock unit award does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Form of Restricted Stock Unit Agreement, which was previously filed as Exhibit 10.2 of the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2015.

As previously announced, Mr. Meche will assist the Company with the leadership transition and will continue to be employed by the Company through December 31, 2019.

Item 8.01    Other Events

On November 14, 2019, Gulf Island Fabrication, Inc. issued two press releases announcing (i) appointment of Richard Heo as Chief Executive Officer and (ii) planned Chairman transition and reaffirmation of its commitment to reduce the size of the Board of Directors, copies of which are attached as Exhibits 99.1 and 99.2, respectively.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description
99.1	Press Release dated November 14, 2019, regarding appointment of Richard Heo as Chief Executive Officer.

99.2	Press Release, dated November 14, 2019, regarding planned Chairman transition and commitment to reduce board size.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF ISLAND FABRICATION, INC.

		By:	/s/ Westley S. Stockton
Westley S. Stockton
Executive Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)
Dated:	November 14, 2019